Exhibit 99.2

IDAHO GENERAL MINES ANNOUNES RESULTS OF ANNUAL MEETING; SHAREHOLDERS APPROVE DELAWARE REINCORPORATION AND NAME CHANGE TO GENERAL MOLY; COMPANY PROCEEDS WITH DEVELOPMENT OF MT. HOPE

LAKEWOOD, COLORADO - October 5, 2007, Idaho General Mines (AMEX:GMO) announced that it received approval for all proposals submitted to shareholders at its Annual General Meeting, which was held October 4, 2007 at the Company’s headquarters.

Shareholders approved the reincorporation of the Company from Idaho to Delaware, effective Monday, October 8, 2007. In connection with the reincorporation, Idaho General Mines will merge with and into General Moly, Inc., with General Moly being the surviving corporation. The company’s common stock will commence trading on the American Stock Exchange (AMEX) under the name General Moly, Inc. on October 9, 2007 and it will continue to trade under the same symbol, “GMO”. Certificates that formerly represented shares of Idaho General common stock will continue to represent the same number of shares of General Moly common stock and shareholders are not required to obtain new certificates.

Shareholders also voted to amend the Company’s 2006 Equity Incentive Plan as well as to accelerate the termination date of the Shareholder Rights Plan to the close of business on October 4, 2007, in each case as outlined in the Company’s proxy statement distributed in connection with the Annual General Meeting.

At the Annual General Meeting, the following individuals were elected to the Board of Directors:
•	Bruce D. Hansen, Chief Executive Officer and Director since January 2007;
•	Gene W. Pierson, Director since March 2002;
•	Norman A. Radford, Director since 2002;
•	R. David Russell, Director since 2002;
•	Richard F. Nanna, Director since November 2003;
•	Ricardo M. Campoy, Director since August 2006; and
•	Mark A. Lettes, Director since April 2007.

Robert L. Russell, Director since January 1967 and Officer since 1984, and John B. Benjamin, Director since February 1974, have retired from the board. Mr. Russell will continue to support the Company through a consulting arrangement. Bruce D. Hansen, the Company’s Chief Executive Officer, was appointed by the Board to act as interim Chairman of the Board until such time as a new, non-executive Chairman is appointed.

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Bruce D. Hansen, Chief Executive Officer, said, “I wish to thank all of our shareholders for their support of the Company and look forward to their continued support as we execute on our business plans.”

In a separate action, the Board of Directors voted to authorize management to proceed with development of the Mt. Hope project thereby completing the Company’s transition from an exploration stage to a development stage company.

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Idaho General Mines (General Moly on and after October 8, 2007) is a U.S. based molybdenum mineral development, exploration and mining company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at www.igmines.com.

Contact Information:
Investors - Seth Foreman	(303) 928-8591	sforeman@igmines.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@igmines.com

Website: http://www.igmines.com/		info@igmines.com

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